Voxx(2023 Q3 Results) January 10, 2023

Exhibit 99.2

Corporate Speakers:

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Glenn Wiener; GW Communications LLC; Owner
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Patrick Lavelle; VOXX International Corporation; President, CEO & Director
•
Charles Stoehr; VOXX International Corporation; Senior VP, CFO & Director

Participants:

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Unidentified Participant; D.A. Davidson; Analyst
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Bruce Olephant; Oppenheimer; Analyst

PRESENTATION

Operator^ Good day, and thank you for standing by. Welcome to the VOXX Fiscal 2023 Third Quarter Results Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. I would now like to hand the conference over to your host, Glenn Wiener, Investor Relations. Please go ahead.

Glenn Wiener^ Thank you, Michelle. Good morning, and welcome to VOXX International's Fiscal 2023 Third Quarter Conference Call. Yesterday, we filed our Form 10-Q and issued our press release, and this week, we'll be posting an updated investor presentation. Documents can be found in the Investor Relations section of our website at www.voxxintl.com and I'd be more than happy to send them along upon request as well.

Today, we will have prepared remarks from Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and Chief Financial Officer. After which, we'll open up the call for questions.

I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements, and I'd like to point you to the risk factors associated with our business, which are detailed in our Form 10-K for the period ended February 28, 2022. Thank you for your continued support, and it's my pleasure to now turn the call over to Pat. Pat?

Patrick Lavelle^ Thank you, Glenn, and good morning, everyone. As you know, we had the [CES] show last week, and I just returned. And I have to say it was great to see that the show was back at full strength with an estimated 120,000 people in attendance this year. As many of you know, CES by far, the biggest event of the year for the CE industry and last year, while we were live at the show, the attendance was a fraction of what it normally is. And getting back to close to pre-COVID numbers is good for the industry, and we hope a sign of things -- good things to come.

As for our Q3 results, our sales came in approximately 25% less than Q3 of last year and roughly around 25% less than what we projected. What happened? On the Automotive OEM side, our customers still have difficulty securing chips. And in one case, with Stellantis, we lost production and revenue for part of November and most of December as a result.

We plan based on customer projections, and when they can't keep production lines up and running due to supply chain issues, it impacts us. In the Automotive aftermarket and in the CE segment, declines were primarily driven by softness in the economy, higher interest rates, a slowdown in discretionary spending and how the retailers have been responding. We're anticipating the most recent moves by the Fed will continue to slow the economy as we look out over the next few quarters. So again, we should have more sales of Onkyo and Pioneer products which should help offset some pressure and lead to growth and bottom line improvements.

Our gross margins were down 90 basis points versus last year, but up 270 basis points sequentially compared to the second quarter. We've instituted a number of programs to improve gross margins, not just price increases, and we expect margins to continue to trend upwards.

Our operating expenses were down over 20% compared to last year's third quarter and over 11% sequentially. We have been vigilant in our capital allocation, and we've taken a lot of costs out of our business. Now similar to when COVID-hit some of the reductions will be temporary and we will be adding some expenses back as our business normalizes and we see more stability in the economy. But we're looking at every part of our operations to see where we can reduce or improve efficiencies and lower our cost base.

So sales were below expectations. Margins were down year-over-year but trending upwards and we significantly lowered our overhead, resulting in an operating profit of $2.3 million and an adjusted EBITDA of $9 million in the quarter.

As for the segments, I'll start with Automotive. Automotive sales were down $13 million with OEM sales up modestly and aftermarket sales driving the decline. While OEM grew year-over-year, growth was held in check by the supply chain issues faced by our customers, and I estimate we lost between $9 million and $10 million of projected sales with the biggest shortfall at Stellantis. Rear-Seat Entertainment programs with Ford and Nissan are progressing, but at lower volumes than projected, and we have new vehicle models coming online over the next few quarters with several customers.

Additionally, new programs with Subaru for Remote start kits helped drive the year-over-year improvement. We were also awarded a new interior lighting program from another major OEM, an award estimated to be approximately $30 million over 5 years. We expect to begin this program in Q4 of this fiscal year starting on a few vehicles with a plan to expand on to 6 or more over the lifetime of the award. As for the aftermarket, we expected some softness but not at the levels we experienced.

Several categories were down due to less foot traffic at retail, but it was really the aftermarket security category where we had the biggest shortfall. Softness at retail hurt sales and a good portion of our distribution base had inventory left over from last year. So the volume of ordering has also been slower as they know they can get supply when they need it.

Additionally, approximately 50% of our aftermarket remote start and security business is with new car dealers, and there simply aren't enough cars on the lots. We had a lot working against us in Q3 on the Automotive side, but despite it all, the segment posted a $3.1 million pretax profit versus $4.8 million in Q3 of last year.

Looking ahead, we expect this segment to grow, but there will be some issues as our customers work through capacity constraints. The sheer volume of programs continues to grow and even with conditions as is, this should generate OEM growth near term with much larger growth prospects ahead as the market improves.

We have also taken costs out of our operations and have worked to mitigate the higher cost of doing business. These actions, coupled with our new Mexico production facility, which is now operational, it also leads to improved gross margins, especially with more normalized volume.

As for the Consumer segment, sales declined by approximately 27% and approximately 90% was in Premium Audio. Again, the economy is soft and retailers are buying differently based on excess inventory levels. This had a big impact on sales as Premium home theater systems domestically were down over $30 million and other Consumer sales were down over $9 million in Europe. Offsetting this decline was an increase in sales of Onkyo and Pioneer products, which made up for most of the European softness.

Demand remains very high for Onkyo and Pioneer, and we expect growth to be more prevalent in the quarters ahead. I'll add that we also had some supply chain and production constraints during Q3, which curtails some projected sales, but we are working closely with our partner, Sharp and our other suppliers to ramp up production to serve not only North America but open up production globally, in India, China, Japan and the EMEA region.

I've said this before, I believe we can regrow this business to over $200 million in the next few years. Prices of products have gone up significantly due to inflation and the supply chain, in-store traffic is lighter than pre-COVID times. Retailers have been struggling with inventory levels for most of the year, and many are missing their numbers.

Retail purchasing has slowed and buying patterns are changing as they know that they can secure inventory when needed and discretionary spending is down. Although consumer holiday-related spending from November 1 to December 24, rose by 6.7% according to MasterCraft SpendingPulse, the electronics category declined by over 5% and the survey didn't even account for Automotive, which we know is in recessionary territory.

We expect conditions will improve and while the market may be volatile. We have a lot of new and exciting products coming to market under various consumer brands. The clips reference premier [suboffers] and cinema 1 sound bars will be introduced this year. (inaudible) powered monitors, the sevens and the 9s and a series of Klipsch and McLaren branded speakers and audio systems as part of our ongoing partnership and relationship with McLaren. New Onkyo, Pioneer and Pioneer Elite and Integra receivers will be introduced this year and a host of products under the Magnat, [Taco] and brands, among others.

We also introduced a number of new products at the show last week for remote controls, wireless speakers, hearing aids and connectivity and reception products. For wireless speakers under the AR brand, we will be shipping to Costco U.S. and Canada for the first time ever where we're enjoying their business, both in Canada and the United States simultaneously. We're hoping these programs will help offset the challenges we're all facing. Retail is tough right now. All you have to do is turn on the news to see what's happening.

The global economic environment has changed over the past year, and we're hopeful of a recovery in the second half of 2023. We're planning as if the status quo will remain and could get worse based on recessionary fears in the U.S. and market environments globally. With that said, we're closely managing inventory and taking a conservative approach with our retail partners. We're also working to enhance margins and lower our cost. And when conditions improve, we'll be in a very strong position to drive bottom line returns and continue to increase market share.

Lastly, our Biometrics segment, while sales were down modestly, we have a number of new programs with various customers under development. There is a lot of activity at EyeLock right now, and we believe we'll begin to see top line increases and improving bottom line performance. Within the financial services, and as I discussed on our last conference call, I locked on a new program in Acxiom Bank last quarter to deploy its banking-as-a-service solution and development should be completed by the end of our fiscal '24 first quarter.

We are receiving NRE payments to cover certain development costs and we'll bill monthly based on reaching product development milestones. Within health care, we officially begin what we believe will be the last round of testing with the big health care account we've been talking about. Testing will begin the week of January 23rd, and we expect results to be delivered by the end of February. We'll have a clearer sense of the program and its impact thereafter. We're also continuing our work with Integral to develop and roll out EyeLock's Mirus logical access solution for big [farm].

Within Automotive, there was a lot of inbound interest at CES last week, and we will be discussing solutions with 2 of our larger OEMs in the coming quarters. We have a proof of concept being developed for one of the large car rental agencies, and this program mirrors the one we have in process with the Miami Auto Mall.

With respect to that program, it's progressing and we've completed the access control installation for their parking garages and lots, and we'll be rolling out the system to their other 25 dealership location shortly. This past quarter, EyeLock installed its access control system at 4 nuclear power plants in the U.S. and conversations are underway to deploy solutions at other plants throughout the country.

Momentum is definitely building and we have a number of other projects in development across several sectors: Security, government, industrial and gaming, for example, which we believe will lead to more business for EyeLock in fiscal 2024 and with several large global enterprises with strong brand names and reach.

Our pipeline is growing. We have lowered expenses significantly. And with the launch of our health care and banking solutions, we should see strong growth and drive this segment to profitability.

In closing, my comments from last quarter remained a tough first half with challenges that will persist into the second half of the year but a profitable second half on the steps we have and continue to take to improve the business. We expect a tough fourth quarter but to be profitable, and we expect improved performance in fiscal '24 based on fiscal '23 comparables and due to OEM and Onkyo and PIONEER[p contributions. We have a lot of good things happening at box in all of our segments. We just need to weather the storm, and I am confident that we will.

With that, I'll turn the call over to Mike, and then we'll open it up for questions. Michael?

Charles Stoehr^ Thanks, Pat. Good morning, everyone. As Pat provided a thorough review of the Q3 performance drivers, I'll focus my remarks on the P&L and balance sheet. I'll keep my remarks to the third quarter, and we can address any year-to-date questions thereafter.

Net sales declined by $48.8 million with Automotive down $13 million, Consumer $35.6 million and Biometrics down approximately $100,000.

Within Automotive, OEM product sales grew by $600,000. And as Pat mentioned, supply chain issues our customers face and resulting production shutdowns in some cases, curtailed our growth. We had higher sales at both Code and Envision and a modest decline in sales at VSM. And as Pat mentioned, we're in the process of transitioning production to Mexico and will be fully operational shortly.

Aftermarket sales were down $13.6 million with security and satellite radio products accounting for $11.8 million and $1.2 million of decline, respectively. With the remainder spread across various categories and some offsets.

Within Consumer, Premium Audio product sales declined by $31.4 million. We had lower sales of premium home theater and wireless speakers which drove the year-over-year decline as retail traffic has been down and retailers are taking in less inventory due to economic concerns and higher borrowing costs.

Onkyo and Pioneer-related product sales were up $9.4 million for the comparable third quarter periods, which offset the decline in European Premium Audio product sales of $9.4 million. Premium Audio sales are now around pre-pandemic levels, but we do anticipate increases as Onkyo and Pioneer-related production ramps and distribution has expanded globally.

Additionally, other CE product sales were down $4.2 million, and it was really spread out across many categories due primarily to retail environment domestically with international sales essentially flat.

Biometric sales were down $100,000, but anticipated to grow in the future quarters given the volume (technical difficulty) products now underway and new projects under development.

Gross margins of 26% were down 90 basis points, with Automotive up 80 basis points, Consumer down 170 basis points and Biometrics down. Throughout the year, we have put in place various programs to address the supply chain issues, higher tariffs, the cost of materials and shipping, container and warehousing costs and have instituted several rounds of price increases to offset higher costs.

We began to see a greater positive impact in the third quarter and believe we have room for improvement especially on the Automotive side as certain aftermarket categories increased in volume and OEM production normalizes. We will also see improvement based on certain OEM production relocated to Mexico, where our facility is expected to be fully operational shortly.

To put this in better perspective, gross margins in Q3 were up 140 basis points over the first half of the fiscal year, with Automotive up 130 basis points and Consumer up 160 basis points, even with the challenges we faced.

We reported operating expenses of $34.8 million down a little over $9 million for the comparable periods with SG&A and engineering and tangible support down for the comparable periods. With selling expense -- within selling expenses, which declined by $2.5 million, we had lower commission expense of $1.5 million and approximately a $600,000 decline in salary and bonus expenses. Within G&A expenses, which declined by $3.8 million, salary expense declined by $2.4 million, legal and professional fees declined by $700,000, and we incurred approximately $300,000 of restructuring-related expenses related to our new OEM Mexico facility.

Bad debt expenses also declined by approximately $300,000 as we had more reserve releases compared to the prior year. Engineering and technical support expenses declined by $2.5 million, with $2.2 million related to headcount reductions in the Biometrics segment, which took place in the fourth quarter of last fiscal year and lower development expenses in other segments.

Lastly, direct labor expense declined by approximately $400,000. As you know, from our remarks last quarter, we instituted stringent cost containment and expense reduction programs. Given the market environment and many of these changes are reflected in our Q3 results, with more to materialize in Q4. As for other income, which increased by $38.1 million, this was principally due to the Seaguard arbitration award, which accounted for $38.5 million of the year-over-year variance.

Additionally, interest and bank charges increased by $700,000. Equity and income of equity investee, which is for our 50-50 joint venture with ASA declined by $200,000 and other net improved by $600,000 and this is primarily related to net foreign exchange currency gains in fiscal 2023 3rd quarter compared to net foreign currency losses in the comparable period principally due to the dollar strengthening versus the [yen].

We recorded an income tax benefit of $4 million compared to a benefit of $600,000 in fiscal 2022 3rd quarter. This resulted in net income attributable to VOXX of $7.4 million or $0.30 per share compared to a net loss attributable to VOXX of $28.1 million or a loss of $1.16 per share inclusive of the Seaguard accrual.

Lastly, EBITDA was $7.7 million and adjusted EBITDA was $9 million as compared to an EBITDA loss of $24.8 million and an adjusted EBITDA of $15.8 million in the comparable fiscal 2022 3rd quarter.

Moving on to the balance sheet. And comparing our balance sheet as of November 30, 2022 to February 28, 2022, we had cash and cash equivalents of $8.5 million compared to $27.8 million. Total debt was $47.2 million as compared to $13.2 million. The increase in total debt is primarily related to the $37 million outstanding on the domestic credit facility, which was used to fund inventory in quarter 3 and quarter 4, and we'll begin to see this decline as we bring inventory to more normalized levels.

The additional variances related to a $400,000 payment reduction in our Florida mortgage and a $700,000 decline in our shareholder loan payable to Sharp as a result of the strengthening U.S. dollar versus the yen. We continue to manage our working capital and expect our balance sheet to improve. We're preparing for a weak global economy and believe we have taken the right steps to stabilize and improve our business going forward.

Operator, I'm ready to open for questions.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions). Our first question comes from the line of Isabella [Son] with D.A. Davidson.

Unidentified Participant^ This is Isabella Son from D.A. Davidson. I have one question and one follow-up question. So from a cost and margin standpoint, how should investors think about the impact of declining container costs on your results for the remainder of this fiscal year? And can you give your initial thoughts on next year?

Patrick Lavelle^ Yes. As we see container costs continuing to drop, obviously that's going to attract the landed cost of our merchandise as we bring it in. And we expect to see lower costs due to the lower container costs. Some of them are getting close to pre-pandemic levels. But what we also will have to do is balance that reduction in cost. We're lowering some of the prices that we offer our product at -- so that we can remain competitive and make sure that we are maximizing top line revenue as well.

So it's going to be a balance. We do expect that it will allow us to increase margins although at the same time, offering the consumer more competitive prices.

Unidentified Participant^ Thank you for answering that. So my follow-up question for you is as a longtime industry participants with VOXX at CES since the beginning. What were your thoughts on the CRC as and what were the implications for VOXX.

Patrick Lavelle^ As I indicated when I opened this morning, the show was, in our estimation, well attended, it exceeded the expectations of CTA, I thought that the attendees were quite positive coming into the year. Everybody recognizes the situation we all face with a slowing economy and possibly the Fed slowing further, but I would say the mood was upbeat. We had a number of our OEM customers in, and there were -- some of the new things that we were showing at the show, we have generated a good amount of interest with them, and we'll be speaking with them over the next month or two.

We will be performing some demonstrations, some proof of concepts especially with one of our newer products that we introduced, and that is a pediatric heat stroke device. We're working with a major OEM on that on a proof of concept. So these are all the things that develop at the show and that hopefully will turn into some solid business on a go-forward basis. But I thought, overall, the attendance was up, the mood was good and the meetings that we had were very, very positive.

Operator^ Our next question comes from the line of Bruce Olephant with Oppenheimer.

Bruce Olephant^ I wanted to channel checks and go to Costco, and starting in November, when I was doing my channel checks at Costco, I noticed that the Klipsch products, I could even find. And then than when I proceeded to go weeks later, I saw the product there. Not an abundance.

And I asked some salespeople there about the product and they made a comment that, a, the product wasn't selling well. And then whatever was there, if I was just going to buy, I should buy it, because the product was going to be discontinued. So I was curious to know at that stage going into the holiday, it just seemed -- did we have the Klipsch product available? And really, what's the situation with Costco regarding the product?

Patrick Lavelle^ We maintain Costco as a valued customer. And the way the programs work with them, we present new products and different products because it's not like they keep the same product on the shelf for a year. They do offer promotions and things like that. We offered this year, we offered Onkyo receivers that we thought met the requirements that we had for the program.

Some of the other programs are selling out, and we expect that we'll replace those programs and those products with newer offerings as we move into next year. But Costco remains a good, strong account, but it's not our only account, so therefore, some of the product that is there is not -- some of the product that they have is not also some of the product that we offer through specialty Premium Audio manufacturers or retailers and things like that.

So it's -- we've got another big program coming through, as I mentioned, with the outdoor speakers that this is the first time that we're enjoying both Canadian and U.S. business, and we expect to have a very, very positive program starting probably in February where we start to deliver, but it's really a spring launch. So our relationship with Costco continues to be strong.

Operator^ Our next question comes from the line of Matthew Chen with Apollo.

Unidentified Participant^ I'm actually a private investor. I have a general and then a specific question concerning the joint venture with Sharp. The general question is, could you please comment on the relative significance perhaps in percentage terms of the business of the joint venture to the significance to the business of the Premium Audio company and then the overall significance of the business of the Premium Audio company to the overall company?

Patrick Lavelle^ When we look at our relationship with Sharp, Sharp was the primary manufacturer for Onkyo before we were to take them over. And part of the acquisition is that we worked very closely with Sharp, and we became partners in the acquisition of the Japanese Onkyo company, and our relationship remains where Sharp manufactures the product. We jointly own the company that develops the product and PAC, our Premium Audio Company, is beyond that markets and sells the products worldwide.

They are a key supplier to us. They own as we reported, approximately 24% of the Japanese operation. As far as premium audio in our consumer segment is the largest segment we have. And obviously, I've announced that some of the sales were down from last year. But we do maintain #1 market share in premium loud speakers. We have few years. This is just really a result of what's happening in the economy.

We expect to maintain #1 market share in our speaker business, but we are also increasing market share that we have in receivers under Onkyo and Pioneer. So an important segment within the entire VOXX operation.

Unidentified Participant^ Okay. And the specific question, I think, might be for Mike. Because in Note 2 of the 10-Q, you stated that [golden] growth model is used for expected payments made beyond the last year of projections. So I'm wondering what's the last year of projections? And then for the growth model, what's the discount rate and growth rates assumed in the growth model.

Patrick Lavelle^ Mike, do you have that. You have muted Mike.

Operator^ This is Michelle. It actually looks like when Mike went on he disconnected himself.

Patrick Lavelle^ All right. You know what, what we'll do is we'll get back to you with the answer to that question. I'll have Mike contact.

Unidentified Participant^ Okay. Sounds good. Yes. Thank you.

Patrick Lavelle^ Thank you.

Operator^ Thank you, and I'm showing no further questions at this time, and I'd like to turn the conference back over to Pat for any further remarks.

Patrick Lavelle^ Okay. As I said, based on the economy and what we see happening in the economy, we will adjust, we will remain nimble, hopefully, the Fed can achieve a soft landing and we can move forward. We do have a number of new automotive OEM awards that will start this year and later into the year. And again, the expansion of Onkyo and Pioneer worldwide will help offset a lot of the decline that we may see in the general overall economy. I want to thank you for joining us this morning, and I thank you for your support of VOXX. Have a great day.

Operator^ This concludes today's conference call. Thank you for participating. You may now disconnect. Everyone, have a great day.

Patrick Lavelle^ Thank you.